Exhibit (a)(2)

SEEBEYOND ANNOUNCES STOCK OPTION EXCHANGE PROGRAM FOR

EMPLOYEES

MONROVIA, Calif., November 18, 2002 — SeeBeyond (Nasdaq: SBYN), the leading global provider of eBusiness and Application Integration (eAI) solutions, today announced a voluntary stock option exchange program for SeeBeyond employees. Executive officers and directors of the Company are not eligible to participate in the option exchange program.

“Recognizing our employees as the most vital component of the Company’s overall success, the Board of Directors made the decision to offer this program after careful consideration,” said Jim Demetriades, founder, president and CEO of SeeBeyond. “Serving in the best interest of all of our shareholders, this program will help to acknowledge, retain and motivate our employees, ensuring the Company’s future growth.”

Under the program, current SeeBeyond employees will be offered the opportunity to cancel previously granted options with exercise prices greater than $6.00 in exchange for new options. The number of shares subject to the newly granted options will range from five old shares for one new share to one old share for one new share, depending on the exercise price of the old options being exchanged by the employee. The new options will not be granted until at least six months and one day after the cancellation of the old options. The Company therefore expects the new option grant date to be in June 2003. The exercise price per share for the new options will be the fair market value of SeeBeyond common stock at the close of regular trading on the new grant date.

SeeBeyond believes there will be no compensation charges as a result of this stock option exchange program.

About SeeBeyond

As the leading global provider of eBusiness and Application Integration (eAI) solutions, SeeBeyond (Nasdaq: SBYN) provides a unified, comprehensive platform for business integration, enabling a Real-Time Information Network to facilitate the seamless flow of information. Delivering Visibility, Velocity and Value across global operations, the SeeBeyond Business Integration Suite helps organizations dramatically improve business operations resulting in reduced costs, increased market share and improved customer service.SeeBeyond has more than 1,725 customers worldwide, including ABB, ABN Amro, Bausch & Lomb, BHP Billiton, BMW Group, The Dial Corporation, DuPont, Florida Power & Light, Fluor Daniel, General Motors, Hewlett-Packard, Pfizer and Sprint. For more information, please visit www.seebeyond.com.

# # #

SeeBeyond is a trademark of SeeBeyond Technology Corporation. All other brands or product names are trademarks of their respective owners.

SeeBeyond has filed a Tender Offer Statement with the U.S. Securities and Exchange Commission. The Tender Offer Statement (including an Offer to Exchange, a related election form, withdrawal form and other offer documents) contain important information which should be read carefully before any decision is made with respect to the offer. The Offer to Exchange, the related Form of Election, Form of Withdrawal and certain other offer documents will be made available to all holders of eligible SeeBeyond options, at no expense to them. The Tender Offer Statement (including the Offer to Exchange, the related Form of Election, Form of Withdrawal and all other offer documents filed with the Commission) will also be available for free at the Commission’s Web site at www.sec.gov.

Certain statements in this press release, including those related to the expected June 2003 new option grant date, SeeBeyond’s expectations about the effects of the option exchange program on employee retention and motivation, and certain other statements regarding the option exchange program, constitute forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Actual results in future periods are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks include those risk factors specifically relating to the option exchange program as set forth in the “Offer to Exchange Certain Outstanding Options for New Options” filed on November 18, 2002 as exhibit (a)(1)(A) to the SeeBeyond Schedule TO. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission including its Annual Report filed on Form 10-K for the year ended December 31, 2001, and its quarterly reports on Form 10-Q. The Company does not undertake to update any forward-looking statements.